As filed with the Securities and Exchange Commission on May 2, 2005

Registration Statement No. 333-118491

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO REGISTRATION STATEMENT ON FORM S-2

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENVIRONMENTAL POWER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	4991	75-3117389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Cate Street, 4th Floor

Portsmouth, New Hampshire 03801

(603) 431-1780

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph E. Cresci

Chairman

One Cate Street, 4th Floor

Portsmouth, New Hampshire 03801

(603) 431-1780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott Pueschel, P.C.

Pierce Atwood LLP

One New Hampshire Avenue, Suite 350

Portsmouth, New Hampshire 03801

Tel: (603) 433-6300

Fax: (603) 433-6372

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2005

PROSPECTUS

ENVIRONMENTAL POWER CORPORATION

1,677,688 SHARES OF COMMON STOCK

This prospectus describes the registration of 1,677,688 shares of common stock of Environmental Power Corporation, of which 1,017,712 shares are issued and outstanding and 659,976 shares are issuable upon exercise of outstanding warrants. We will be issuing, in private transactions, the shares of common stock issuable upon exercise of the warrants.

We do not know if any or all of the warrants will be exercised. The selling shareholders will have to exercise the warrants in order to sell the underlying shares of common stock that are offered for resale in this prospectus.

The shares of common stock covered by this prospectus may be sold by the selling shareholders from time to time at market prices or at negotiated prices in the case of private transactions. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock is quoted for trading on the American Stock Exchange under the symbol “EPG.” On April 28, 2005, the closing sale price of our common stock on the American Stock Exchange was $5.40 per share.

The address of our principal executive offices is One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801, and our telephone number is (603) 431-1780.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities an Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2005.

PROSPECTUS SUMMARY

The following summary highlights the key information contained elsewhere or incorporated by reference in this prospectus. It does not contain all the information that may be important to you. You should carefully read this entire prospectus, as well as the documents incorporated by reference in this prospectus, especially the discussion of “Risk Factors,” before deciding to invest in shares of our common stock. In this prospectus, when we use phrases such as “we,” “our” and “us,” we are referring to Environmental Power Corporation and its subsidiaries as a whole, except where it is clear from the context that any of these terms refers only to Environmental Power Corporation or a particular subsidiary. Unless otherwise noted, all share amounts, share price information and the exercise prices of outstanding options and warrants set forth in this prospectus or in any documents incorporated by reference herein have been adjusted to give effect to a 1-for-7 reverse split of our common stock that occurred on November 30, 2004.

Environmental Power Corporation

We are a developer, owner and operator of renewable energy production facilities, with the ability to produce energy at a stable, predictable cost that is at or below the cost of most power sources. Our production facilities produce energy from environmentally harmful waste materials, allowing us to generate environmental benefits with significant social and economic value.

Our principal operating subsidiary, Microgy Cogeneration Systems, Inc., referred to as Microgy, holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. Microgy develops, sells and will own and operate renewable gas facilities based on its anaerobic digestion technology, with the ability to capitalize on the value of the biogas produced by these facilities in a number of ways, including the direct sale of biogas or pipeline-grade methane, the use of gas for thermal energy in a variety of industrial and agricultural processes and for the generation of electricity.

Our other operating subsidiary, Buzzard Power Corporation, referred to as Buzzard, is the owner of a leasehold interest, which extends through 2016, in an approximately 83 megawatt electrical generating facility, referred to as Scrubgrass. This facility generates electricity from coal mining wastes and has yielded over $50,000,000 in annual revenues to us over each of the last several years. On September 4, 2003, we entered into a financial arrangement with an affiliate of ArcLight Energy Partners Fund I, L.P., referred to as ArcLight, pursuant to which we borrowed $3,700,000, which is repaid from Scrubgrass’ cash flow. While Buzzard has historically provided us with a reliable source of revenue, we have monetized much of Buzzard’s future net revenue stream through the transaction with ArcLight. We are currently focusing most of our corporate resources on advancing Microgy’s business.

Risk Factors

Investing in our common stock involves risks. You should carefully consider all of the information included and incorporated by reference in this prospectus. In particular, you should consider carefully the factors discussed under “Risk Factors,” beginning on page 5 of this prospectus, before deciding to invest in our common stock.

Corporate Information

Environmental Power Corporation was incorporated in May 2003 and is the successor holding company to our subsidiary, EPC Corporation, which was originally incorporated in Delaware in 1982. EPC Corporation became a publicly traded company in 1986, and its successor, Environmental Power Corporation is currently quoted on the American Stock Exchange (symbol: EPG). The address of our principal executive offices is One Cate Street, 4th Floor, Portsmouth, New Hampshire 03801 and our telephone number is (603) 431-1780. Our Internet address is www.environmentalpower.com. The information on our Internet website is not incorporated by reference in this prospectus.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

THE OFFERING

Common stock offered by selling stockholders	1,677,688 shares

Use of proceeds	Environmental Power Corporation will not receive any proceeds from the sale of shares in this offering

American Stock Exchange symbol	EPG

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Relating to Microgy

Microgy has very little operating history from which to evaluate its business and products.

Our subsidiary, Microgy Cogeneration Systems, Inc., referred to as Microgy, was formed in 1999 and is still in the development stage. Microgy intends to develop facilities that use environmentally friendly anaerobic digestion and other technologies to produce biogas from animal and organic wastes. Because a large part of our future business is expected to involve Microgy’s anaerobic digester projects and Microgy is an unproven enterprise with very little operating history, we are unable to determine whether our investment in Microgy will prove to be profitable.

Microgy has experienced losses to date and we anticipate it will continue to experience losses in 2005.

We expect our Microgy subsidiary to continue to incur losses, reduce our earnings or, as the case may be, add to our earnings deficit as we seek to further develop its business. These ongoing losses will adversely affect our financial condition into 2005.

The marketplace for Microgy’s anaerobic digester technology is complex, still developing and subject to change and, therefore, we cannot predict how all projects will be developed, what Microgy’s costs will be or, consequently, Microgy’s outlook for profitability.

Microgy markets its anaerobic digester technology in a complicated and changing environment. Due to the many possible applications for Microgy’s technology, and the many possible ways in which projects deploying Microgy’s technology might be structured, Microgy may decide to develop and own facilities, sell and operate facilities or some combination of the foregoing, either alone or in conjunction with others. We expect to make these determinations on a case-by-case basis. As a result, despite the revenue potential, we are unable to project with certainty Microgy’s organizational, structural, staffing or other overhead costs, or whether any facility, or Microgy as a whole, will generate a profit. If Microgy fails to generate a profit, your investment in our common stock will be adversely affected.

If we are unable to obtain needed financing for Microgy’s anaerobic digester projects, the value of our Microgy investment may be reduced significantly.

We are seeking and will require corporate, project or group financing to fund the cost of any development we may decide to pursue for our anaerobic digester projects. This financing may be difficult or impossible for us to obtain. If we are unable to obtain such financing, the value of our Microgy investment may be reduced significantly, and we may be required to substantially curtail our business or completely cease construction or operation of any anaerobic digester projects. This financing will depend on prospective lenders’ or investors’ review of our financial capabilities as well as specific projects and other factors, including assessment of our ability to successfully construct and manage each project.

The market for anaerobic digester technology is crowded, and our market share may not be sufficient to be profitable.

There are many companies that offer anaerobic digester systems. We believe that at least 60 companies offer complete systems or components to these systems in the U.S. market. Competition from these companies may constrain our market share to a degree that we are not profitable. Although we are unaware of any competitors pursuing a business strategy similar to Microgy’s, a number of competitors have more mature businesses and have successfully installed anaerobic digester systems.

The composition of effluents from our anaerobic digester facilities is not certain and may expose us to liability.

In some cases, we may be responsible for handling the wastes that will be produced by some of our anaerobic digester facilities. We do not have experience in handling or disposing of such wastes. Handling and disposing of such wastes could result in unpredictable regulatory compliance costs, related liabilities and unwanted materials in waste effluents and co-products, all of which could harm our financial condition.

Our products and services involve long sales cycles that result in high costs and uncertainty.

The negotiation of the large number of agreements necessary to sell, develop, install, operate and manage any of our facilities, as well as to market the energy and other co-products and to provide necessary related resources and services, involves a long sales cycle and decision-making process. Delays in the parties’ decision-making process are outside of our control and may have a negative impact on our cost of sales, receipt of revenue and sales projections. We expect that, in some cases, it may take a year or more to obtain decisions and to negotiate and close these complex agreements, which could harm our operating results and financial condition.

Because the market for renewable energy and waste management is unproven, it is possible that we may expend large sums of money to bring our offerings to market and the revenue that we derive may be insufficient to fund our operations.

Our business approach to the renewable energy and waste management industry may not produce results as anticipated, be profitable or be readily accepted by the marketplace. We cannot estimate whether demand for facilities based on our technology will materialize at anticipated prices, or whether satisfactory profit margins will be achieved. If such pricing levels are not achieved or sustained, or if our technologies and business approach to our markets do not achieve or sustain broad acceptance, our business, operating results and financial condition will be materially and negatively impacted.

We are a small company and the entrance of large companies into the alternative fuels and renewable energy business will likely harm our business.

Competition in the traditional energy business from electric utilities and other energy companies is well established with many substantial entities having multi-billion dollar, multi-national operations. Competition in the alternative fuels and renewable energy business is expanding with the growth of the industry and the advent of many new technologies. Larger companies, due to their better capitalization, will be better positioned to develop new technologies and to install existing or more advanced renewable energy generators, which could harm our market share and business.

If we are unable to obtain sufficient waste resources for our Microgy renewable energy technologies, Microgy will not likely operate profitably.

The performance of our renewable energy technologies is dependent on the availability of animal or other organic waste resources to produce the raw energy and meet performance standards in the generation of power or biogas. Lack of these waste resources or adverse changes in the nature or quality of such waste resources would seriously affect our ability to develop and finance projects and to operate efficiently and generate income. As a result, our revenue and financial condition would be materially and negatively affected. We cannot assure you that waste resources will be available in the future for free or at a price that makes them affordable for our waste-to-energy technologies.

Because we have not filed patents to protect Microgy’s intellectual property, we might not be able to prevent others from employing competing products. Conversely, others who have filed for patent or other protection might be able to prevent us from employing our products.

Neither we nor, we believe, our licensor have filed any patent applications on the intellectual property Microgy plans to use. Should we or our licensor decide to file patent applications, we cannot assure you that any patent applications relating to our existing or future products or technologies will result in patents being issued, that any issued patents will afford adequate protection to us, or that such patents will not be challenged, invalidated, infringed or circumvented. Furthermore, we cannot assure you that others have not developed, or will not develop, similar products or technologies that will compete with our products without infringing upon, or which do not infringe upon, our intellectual property rights.

Third parties, including potential competitors, may already have filed patent applications relating to the subject matter of our current or future products. In the event that any such patents are issued to such parties, such patents may preclude our licensors from obtaining patent protection for their technologies, products or processes. In addition, such patents may hinder or prevent us from commercializing our products and could require us to enter into licenses with such parties. We cannot assure you that any required licenses would be available to us on acceptable terms, or at all.

We rely heavily on confidentiality agreements and licensing agreements to maintain the proprietary nature of our base of technologies relating to currently licensed technologies. To compete effectively, we may have to defend the rights to our intellectual property from time to time. Such defense costs may be significant. As a result, we may lack the financial resources to adequately defend our intellectual property.

If our relationship with the licensor of our technology were terminated for any reason or such licensor ceased doing business, our Microgy subsidiary likely could not continue to operate.

Microgy licenses its anaerobic digester technology from Danish Biogas Technology, A.S., referred to as DBT, a Danish company. The license agreement grants to Microgy a perpetual, exclusive license to develop projects based on this technology in North America. Pursuant to the license agreement, Microgy is required to pay one-time licensing fee per project and engineering and design fees to DBT in connection with the development of projects. Microgy relies upon DBT for technical advice and engineering assistance. Therefore, if DBT were to cease doing business, Microgy’s business may be materially and negatively impacted.

The large number of tasks that need to be accomplished for the development of power projects and other projects based on our anaerobic digester technology increases the possibility that such projects will incur costly delays.

In our development of power projects and other projects based on our anaerobic digester technology for ourselves or on behalf of our customers, we are required to enter into or obtain some or all of the following:

•	Site agreements;

•	Supply contracts;

•	Design/build or other construction-related agreements;

•	Power sales contracts;

•	Various co-product sales agreements;

•	Waste disposal agreements;

•	Licenses;

•	Environmental and other permits;

•	Local government approvals; and

•	Financing commitments required for the successful completion of development projects.

Our failure to accomplish any of these objectives could materially increase the cost or prevent the successful completion of development projects and incur the loss of any investment made. These events could adversely affect our business and results of operations.

Because all of the cash flow we receive from Buzzard is currently dedicated to the repayment of our loan with Arclight, we are entirely dependent upon the capital we raise to fund the continuing development of Microgy.

We do not expect to receive cash from the operations of Buzzard, because such cash, if any, will be used to repay interest and principal on our loan from an affiliate of Arclight. As a result, if we are not able to raise additional capital, including by means of this offering, to fund Microgy’s operations and our corporate expenses until Microgy’s operations begin to generate positive cash flow, we will not be able to continue to fund Microgy’s operations at their current levels, and our business will be materially and adversely affected.

Risks Relating to Buzzard

We currently rely on the Scrubgrass plant for almost all of our operating revenues, and the cash distributions resulting from the Scrubgrass operations have been dedicated to the repayment of the Arclight loan.

We own a 22-year leasehold interest that commenced in 1994 in our Scrubgrass plant, a waste coal-fired electric generating facility in Pennsylvania. Because almost all of our operating revenue currently results from the Scrubgrass plant, we are dependent on its successful and continued operations. Increased working capital requirements of the Scrubgrass plant, significant unscheduled shutdowns or large increases in interest rates at Scrubgrass would reduce our cash flow. In addition, we will not receive any distributions from Buzzard until our loan from Arclight is repaid. Thereafter, we will receive the next $1,400,000 of distributions, after which we will share distributions equally with Arclight through December 31, 2012. As a result, unless we are able to raise additional capital or generate operating income from other sources, we would have to substantially curtail our operations.

If we default on our obligations under our loan agreement with Arclight, we will lose ownership of our subsidiary, EPC Corporation, and, thereby, the leasehold interest in the Scrubgrass facility.

Our loan from Arclight is secured by a pledge of all of the outstanding stock of our subsidiary, EPC Corporation, which in turns holds our interest in Buzzard Power Corporation as its sole asset, the entity that maintains the Scrubgrass facility. If we were to default on our obligations under our agreement with Arclight, Arclight would have the right to foreclose on this pledge and take ownership of EPC Corporation. As a result, we would lose our interest in the Scrubgrass facility, which is currently our most significant operating asset and revenue source.

The events of default under our agreements with Arclight are narrowly defined. The most significant default is related to non-payment. We are only required to make payments when there is a distribution from Scrubgrass. Nevertheless, if we do not make any payments in a 24-month period, a default under our agreements with Arclight would be triggered.

We do not control the management of the Scrubgrass plant, our primary revenue-generating asset.

We have a management services agreement with Cogentrix, formerly PG&E National Energy Group, to manage the Scrubgrass plant and a 15-year operation and maintenance agreement with PG&E Operating Services to operate the facility. These agreements contain provisions that limit our participation in the management and operation of the Scrubgrass plant. Because we do not exercise control over the operation or management of the Scrubgrass plant, decisions may be made, notwithstanding our opposition, which may have an adverse effect on our business.

Our current power generation revenue is derived from only one customer, the loss of which would severely harm our financial condition and the value of your investment.

Our Scrubgrass plant power generation revenue is earned under a long-term power purchase agreement for all output with one customer, Pennsylvania Electric Company, or Penelec, a subsidiary of FirstEnergy Corporation. This concentration of our revenue with this customer will continue for the foreseeable future. If this customer goes out of business or defaults on its payments to us, our financial condition will be adversely affected. Furthermore, the Scrubgrass plant operates as a qualifying facility, or QF, under PURPA. The loss of QF status could trigger defaults in the project’s PSA. Therefore, Buzzard would most likely have to sell power at prevailing market rates that are much lower than the rate outlined in the PSA.

A large increase in interest rates may adversely affect our operating results.

Our Buzzard and EPC Corporation subsidiaries are leveraged with variable rate and fixed rate debt obligations. Additionally, Buzzard has lease expenses that are based on the principal, interest and fees of the debt obligations of the lessor of our Scrubgrass facility, most of which carries variable rate interest. The following table shows that over 90% of our debt obligations and lease obligations have variable interest rates. Therefore, significant increases in market interest will adversely affect our operating results since we are required to pay the Scrubgrass lessor’s debt obligations as a base lease expense. For example, a one percent increase in the London Interbank Offering Rate, referred to as LIBOR, and our quoted bond rates would result in a $1,391,880 increase in our lease expense.

DEBT & LEASE OBLIGATIONS	12/31/2004	12/31/2003	Interest Rate
Buzzard’s lease obligations (maturity):
Tax-exempt bonds (2012)	135,600,000	135,600,000	Quoted Bond Rates
Swap rate term loan (2005)	3,588,000	6,268,163	0
Variable rate term loan (2004)	—	3,687,000	LIBOR + 1.250%

TOTAL LEASE OBLIGATIONS	139,188,000	145,555,163
EPC Corporation’s debt obligations:
Arclight Note Payable	2,340,140	3,916,160	20%
Buzzard’s debt obligations (maturity):
Variable rate term loan (2004)	—	389,535	LIBOR + 1.250%
Working capital loan (2006)	2,653,000	2,433,261	LIBOR + 1.250%

TOTAL DEBT	4,993,140	6,738,956
TOTAL DEBT & LEASE OBLIGATIONS	144,181,140	152,294,119
% VARIABLE RATE/TOTAL DEBT	96%	93%

Our Scrubgrass plant’s long-term power purchase agreement is subject to a change in rates in 2005 and market conditions in its later years that may affect our profitability.

The Scrubgrass plant generates electricity that is sold at rates established under a long-term power purchase agreement with Penelec, which has been approved by the Pennsylvania Public Utility Commission. For years 2005 through 2012, the agreement provides for a rate determined based on a scheduled rate adjusted for actual inflation during prior contract years compared to the automatic 5% adjustment in such prior years. Contracted rates in the later years of the agreement are determined with reference to then existing market conditions. Therefore, the existence of inflation less than 5% in years prior to 2005 will negatively impact our revenue and profitability. Low wholesale energy rates during the later years of the power purchase agreement would also negatively impact our revenue and profitability and could adversely affect our financial position.

Poor fuel and other materials quality may expose us to environmental liability and reduce our operating results.

For our Scrubgrass facility, we obtain waste coal primarily from coal mining companies on a long-term basis because waste coal is plentiful and generally creates environmental hazards, such as acid drainage, when not disposed of properly. The waste coal is burned in the Scrubgrass facility using a circulating fluidized bed combustion system. During the circulating fluidized bed combustion process, the waste coal is treated with other substances such as limestone. Depending on the quality of the waste coal and the limestone, the facility operator may need to add additional waste coal or other substances to create the appropriate balance of substances in order to produce the best fuel or sorbent consistency for power generation and compliance with air quality standards.

Therefore, the cost of generating power is directly impacted by the quality of the waste coal, which supplies the Scrubgrass power generation facility. Certain conditions, such as poor weather, can create situations where the facility operator has less control over the quality of the waste coal. Poor fuel quality may impact our future operating results.

If we violate performance guarantees granted to Penelec, we will be required to provide them with an incentive payment.

Our agreement for the sale of power to Penelec contains a provision that requires our Scrubgrass facility to provide Penelec with a minimum output of 85% based on a rolling 3-year average. If we do not comply with this performance guarantee, we will be required to compensate Penelec with an incentive payment. The payment of an incentive payment would have an adverse effect on our financial condition.

Risks Relating to Both Microgy and Buzzard

Our products and services may be subject to numerous governmental regulations.

We expect to provide services that may be subject to various government regulations, including regulations covering air and water quality and related pollution issues. These regulations are mandated by the United States Environmental Protection Agency, or EPA, and various state and local governments and are usually implemented through a permitting process, with ongoing compliance requirements thereafter. In addition, our activities will fall under a number of health and safety regulations and laws and regulations relating to farms and zoning. Compliance with these regulations and permitting requirements could delay the development of projects and could be costly and harm our financial condition.

Furthermore, there are from time to time various legislative proposals that would amend or comprehensively restructure the Public Utility Regulatory Policies Act of 1978, or PURPA, and the electric utility industry. If PURPA is amended or repealed, the statutory requirement that electric utilities purchase electricity from qualifying facilities, or QFs, at full-avoided cost could be repealed or modified. While we expect that existing contracts would be honored, the repeal or modification of these statutory purchase requirements under PURPA in the future could, among other things, increase pressure from electric utilities to renegotiate existing contracts. Should there be changes in statutory purchase requirements under PURPA, and should these changes result in amendments to our current power purchase agreement with Penelec for our Scrubgrass facility that reduce the contract rates, our results of operations and financial position could be negatively impacted.

Our power producing activities could be subject to costly regulations and tariffs.

Our Scrubgrass facility produces power for sale to the local electrical grid, as will many of our planned bio-energy projects. The sale of this power may come under the regulations of various state public utility commissions, although such sales are currently exempt. These commissions set the price tariffs under which energy can be sold or purchased and they set the design standards for the interconnection of power producing equipment with the electrical power grid. Many of our power projects where electricity is sold to the grid may come under regulation by these commissions. These regulations may impede or delay the process of approving and implementing our projects. Substantial delays may materially affect our financial condition.

Government regulations can be burdensome and may result in delays and expense. In addition, modifications to regulations could adversely affect our ability to sell power or to implement our chosen strategy for the sale of power. Subsequent changes in the applicable regulations could also affect our ability to sell or install new facilities or develop and install facilities in an efficient manner or at all. Failure to comply with applicable regulatory requirements can result in, among other things, operating restrictions and fines that could harm our financial condition.

Risks Relating to Our Common Stock and This Offering

We have numerous outstanding options and warrants which may adversely affect the price of our common stock.

As of March 31, 2005, we had outstanding options, both vested and unvested, and warrants to acquire up to approximately 2,492,067 shares of our common stock at prices ranging from $1.19 to $21.56 per share. For the term of such options and warrants, the holders thereof will have an opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership. This may have an adverse effect on the price of our common stock and on the terms upon which we could obtain additional capital. It should be expected that the holders of such options and warrants would exercise them at a time when we would be able to obtain equity capital on terms more favorable then those provided by the options and warrants.

The issuance of preferred stock may adversely affect the price of our common stock, which could cause a reduction in the value of your investment.

We are authorized to issue up to 2,000,000 shares of preferred stock. The preferred stock may be issued in series from time to time with such designations, rights, preferences and limitations as our board of directors may determine by resolution without shareholder approval. No shares of preferred stock are currently outstanding. However, we may issue preferred stock which would enjoy dividend and liquidation preferences over our common stock, thereby diminishing the value of our common stock.

The sale of a substantial number of shares could cause the market price of our common stock to decline.

Our sale, or the resale by our stockholders, of shares of our common stock after this offering could cause the market price of our common stock to decline.

A significant portion of our outstanding shares of common stock had been restricted from immediate resale, but are now available for sale in the market pursuant to Rule 144 under the Securities Act of 1933. As of March 31, 2005, we had approximately 2,946,642 shares of restricted common stock outstanding, of which approximately 1,268,954 shares are eligible for resale in accordance with Rule 144.

Furthermore, the registration statement of which this prospectus is a part permits the resale by certain of our shareholders of up to 1,677,688 shares of our restricted common stock, of which 1,017,712 shares are currently issued and outstanding and 659,976 shares are subject to outstanding warrants that are currently exercisable at a price of $7.14 per share.

As of March 31, 2005, we had outstanding vested options to acquire up to approximately 1,656,526 shares of our common stock at prices ranging from $1.19 to $21.56 per share. The shares of common stock issuable upon exercise of these options will be freely transferable without restriction, except to the extent that they are held by our affiliates. Any shares held by our affiliates may only be sold in compliance with the volume limitations of Rule 144. These volume limitations restrict the number of shares that may be sold by an affiliate in any three-month period to the greater of 1% of the number of shares then outstanding, which equals approximately 75,060 shares as of March 31, 2005, or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

The holders of approximately 1,584,873 shares of our outstanding common stock, and options and warrants to acquire approximately 996,250 shares of our common stock, have signed lock-up agreements. Under these lock-up agreements, these stockholders have agreed, subject to limited exceptions, not to sell or pledge any shares owned by them, including shares purchased in this offering, for a period ranging from 120 to 180 days after the commencement of our recent public offering, which commenced on February 2, 2005, unless they first obtain the written consent of the underwriter in that offering, which may be granted. Ladenburg Thalmann & Co. Inc., the underwriter in such offering, has no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by it to waive those terms would depend on a number of factors, which may include market conditions, the performance of our common stock in the market and our financial condition at that time.

Our management and directors will continue to exercise significant control over our management and affairs.

As of March 31, 2005, management and directors, including Joseph E. Cresci, Donald A. Livingston, Kamlesh R. Tejwani, Robert I. Weisberg, Jessie J. Knight, Jr., John R. Cooper, August Schumacher, Jr. and R. Jeffrey Macartney, beneficially owned approximately 27% of our outstanding common stock. While there are no voting agreements among them, such persons, as a group, may be able to control the outcome of matters submitted for stockholder action, including the election of members to our board of directors and the approval of significant change in control transactions. This may have the effect of delaying or preventing a change in control of our company and, therefore, your opportunity to sell your shares in such a transaction.

The lack of a developed trading market may make it difficult for you to sell your common stock.

Prior to December 27, 2004, our common stock was traded on the OTC Bulletin Board. Trading activity in our common stock has fluctuated and has at times been limited. We cannot guarantee that a consistently active trading market will develop in the future. A holder of our common stock may find it difficult to dispose of our common stock.

The market price for our common stock may be volatile.

The market price for our common stock could be subject to significant fluctuations in response to variations in quarterly operating results, announcements of technological innovations or new projects and products by us or our competitors, or our failure to achieve operating results consistent with any securities analysts’ projections of our performance. The stock market has experienced extreme price and volume fluctuations and volatility that have particularly affected the market price of many emerging growth and development stage companies. Such fluctuations and volatility have often been unrelated or disproportionate to the operating performance of such companies.

We will require and are actively seeking significant additional financing, which may result in our issuing a significant number of shares of our common stock or preferred stock, which in turn may dilute your investment.

We require and are seeking corporate and project financing to fund our ongoing operations and growth plans as well as and the cost of any development we may decide to pursue for our anaerobic digester projects. Any such financing could be in the form of debt or equity instruments or a combination of debt and equity instruments. To the extent any such financing involves equity, we may issue a significant number of shares of our common stock or preferred stock, which will dilute your investment in our common stock, and we may issue such shares at prices that may be lower than the price you paid for our common stock. In addition, if we issue shares of our preferred stock, such preferred stock will have rights and preferences that are superior to those of the shares of common stock offered hereby.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained or incorporated by reference in this prospectus, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “target” and variations thereof, and other statements contained in this Report regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	uncertainties involving development-stage companies,

•	uncertainties regarding project financing,

•	the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects,

•	financing and cash flow requirements and uncertainties,

•	difficulties involved in developing and executing a business plan,

•	difficulties and uncertainties regarding acquisitions,

•	technological uncertainties, including those relating to competing products and technologies,

•	risks relating to managing and integrating acquired businesses,

•	unpredictable developments, including plant outages and repair requirements,

•	the difficulty of estimating construction, development, repair and maintenance costs and timeframes,

•	the uncertainties involved in estimating insurance and implied warranty recoveries, if any,

•	the inability to predict the course or outcome of any negotiations with parties involved with our projects,

•	uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses,

•	uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which we and our subsidiaries operate,

and other factors, including those described in this prospectus under the heading “Risk Factors,” as well as factors set forth in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock to be sold by the selling stockholders pursuant to this prospectus. We intend to use the net proceeds from the exercise of the warrants for working capital. If all of the warrants were exercised, we would receive proceeds of approximately $4,555,287. It is uncertain when, if ever, we will receive proceeds from exercise of the warrants.

SELLING STOCKHOLDERS

We issued the shares of common stock covered by this prospectus in a private placement. The following table sets forth certain information about the selling stockholders as of February 28, 2005, before giving effect to any sales of shares by such selling stockholders in the offering to which this prospectus relates. Each of the selling stockholders purchased the shares offered for sale hereby for personal investment purposes only and not with a view to, or for resale in connection with, any distribution.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options or warrants that are exercisable within 60 days after March 31, 2005 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After Offering (A)
Name of Selling Stockholder	Number	%		Number	%
Lewis Warshauer (1)	337,142	4.6%	51,427	285,715	3.9%
Herbert Arnold Duke II (2)	12,857	*	12,857	0	0
Henry S. Krauss (3)	49,108	*	37,394	11,714	*
Andrew Krauss and Sharon Krauss, JTTEN (4)	17,142	*	6,428	10,714	*
Alexander Purdie Jr. (5)	6,428	*	6,428	0	0
Gregory B. Jacobs (6)	48,571	*	12,857	35,714	*
Michael Harvey and Lyn Harvey (7)	6,428	*	6,428	0	0
Deborah Salerno (8)	103,031	1.4%	25,713	77,318	1.0%
James W. Krause (9)	12,857	*	12,857	0	0
Chitra Radin (10)	18,114	*	12,857	5,257	*
Robert N. Fink and Gunilla H. Fink, JTWROS (11)	6,428	*	6,428	0	0
Sanford E. Davis (12)	6,428	*	6,428	0	0
David Schmidt (13)	6,428	*	6,428	0	0
Edith W. Corning #147097 Trust FBO Henry H. Corning U/A/D 6/22/1929, as amended, Key Bank as trustee (14)	64,286	*	64,286	0	0
Shah Family of South Fl. L.P. (15)	12,857	*	12,857	0	0
Michael J. Hausman (16)	13,999	*	6,428	7,571	*
Leslie Peer (17)	81,428	1.1%	6,428	75,000	1.0%
Stuart Baraw, Jr. (18)	42,143	*	19,286	22,857	*
Ronald L. Warnken (19)	6,428	*	6,428	0	0
Brad R. Gibson and Suzanne Gadd Gibson (20)	12,857	*	12,857	0	0
James Wallace Nall, Jr. (21)	6,428	*	6,428	0	0
Leonard Lebental (22)	9,285	*	6,428	2,857	*
Operation Dogbone, LLC (23)	6,428	*	6,428	0	0

Bina Dagar and Mahavir Dagar (24)	7,856	*	6,428	1,428	*
Sandra Jordan (25)	6,428	*	6,428	0	0
Thomas Kroeger (26)	6,713	*	6,428	285	*
Judith Phillips (27)	6,428	*	6,428	0	0
Mark Krakowski (28)	12,857	*	12,857	0	0
Arthur C. Williams and Myrna R. Williams, JTWROS (29)	6,428	*	6,428	0	0
American Business Consortium, Ltd. (30)	3,213	*	3,213	0	0
Hazelrig Family Partnership, Ltd. (31)	12,857	*	12,857	0	0
W. Cobb Hazelrig (32)	12,857	*	12,857	0	0
Frederick G. Wedell (33)	12,857	*	12,857	0	0
W & H Investments (34)	25,713	*	25,713	0	0
Eric Carlyle and Julie Carlyle, JTWROS (35)	6,428	*	6,428	0	0
Hugh Cohen (36)	6,428	*	6,428	0	0
Leonard W. Fuchs (37)	14,714	*	12,857	1,857	*
Abundance Partners (38)	8,142	*	6,428	1,714	*
Andrew Mason (39)	54,142	*	12,857	41,285	*
Charlotte D. Pitchford and John E. Pitchford (40)	6,428	*	6,428	0	0
F & J Partnership (41)	25,713	*	25,713	0	0
Hardin III, LLC (42)	25,713	*	25,713	0	0
Elsie Cohen (43)	6,428	*	6,428	0	0
Frank Lloyd Kramer (44)	37,393	*	12,857	24,536	*
Gregory Fortunoff (45)	8,856	*	6,428	2,428	*
Samuel Ginzburg (46)	14,285	*	12,857	1,428	*
Sylvia Potter Family Ltd. Partnership (47)	12,857	*	12,857	0	0
Cogent Research, LLC (48)	6,428	*	6,428	0	0
Robert R. Beck (49)	6,428	*	6,428	0	0
Charles Potter (50)	6,428	*	6,428	0	0
Chase Family Trust (51)	29,249	*	29,249	0	0
Alan R. Cohen (52)	6,428	*	6,428	0	0
Quarum Capital LLC (53)	3,213	*	3,213	0	0
Generation Capital Associates (54)	21,428	*	12,857	8,571	*
RES Limited (55)	145,149	2.0	25,713	119,436	1.6
Makasa Trading Co. Ltd. (56)	165,596	2.2%	77,142	88,454	1.2%
Mahesh Tharani (57)	38,571	*	38,571	0	0
Neurnberger Kapitalverwaltung (58)	6,428	*	6,428	0	0
Crypto Corporation (59)	10,928	*	6,428	4,500	*
Stonestreet LP (60)	102,857	1.4%	102,857	0	0
IRA FBO J. Wayne Hill, Pershing LLC as Custodian (61)	6,428	*	6,428	0	0
Samuel M. Grinspan, Trustee, Grinspan-Ernst Profit Sharing Plan Dtd 4/1/72 (62)	12,857	*	12,857	0	0
Richard L. Cohen (63)	7,499	*	6,428	1,071	*
Martin H. Eber (64)	65,356	*	6,428	58,928	*
Jeanne S. Eber Rev. Trust (65)	6,428	*	6,428	0	0
Jeffrey J. McLaughlin (66)	6,428	*	6,428	0	0
SOS Resource Services, Inc. (67)	6,428	*	6,428	0	0
Joel Marcus Irrevocable Trust (68)	3,213	*	3,213	0	0
Thomas E. Capasse (69)	70,713	*	70,713	0	0
RE Funding LLC (70)	131,613	1.8%	70,713	60,900	*
Brooke Phillips (71)	14,285	*	6,428	7,857	*
Gerald Kotkin (72)	67,380	*	14,465	52,915	*
Joseph J. Jillson (73)	25,713	*	25,713	0	0
Gus Boulis Trust UAD 6/6/00 FBO Alexander Hren-Boulis, Spiro Naos Trustee (74)	3,213	*	3,213	0	0

Gus Boulis Trust UAD 6/6/00 FBO Aristotle Hren-Boulis, Spiro Naos Trustee (75)	3,213	*	3,213	0	0
James R. Echols (76)	19,286	*	19,286	0	0
Marc M. Deutsch (77)	3,641	*	3,213	428	*
IRA FBO Frances Luskind, Pershing LLC as Custodian (78)	8,485	*	6,428	2,057	*
Earnco MPPP (79)	3,213	*	3,213	0	0
David Hills Rev. Trust (80)	6,428	*	6,428	0	0
John P. O’Shea (81)	325,929	4.4%	95,931	229,998	3.1%
Robert I. Weisberg (82)	151,181	2.0%	6,428	144,753	2.0%
Jack Rapp (83)	28,749	*	6,428	22,321	*
George E. Groehsl (84)	6,428	*	6,428	0	0
John D. McKey, Jr. (85)	6,428	*	6,428	0	0
IRA FBO Angus Morrison, Pershing LLC as Custodian (86)	6,428	*	6,428	0	0
Jack R. Thornton (87)	32,143	*	19,286	12,857	*
Giovanni Gabriele (88)	6,428	*	6,428	0	0
First Mirage, Inc. (89)	19,286	*	19,286	0	0
John B. Marsala (90)	19,286	*	19,286	0	0
Palisades Master Fund LP (91)	128,571	1.7%	128,571	0	0
Stranco Investments, Ltd. (92)	12,857	*	12,857	0	0
Castlerigg Master Investments, Ltd. (93)	51,428	*	51,428	0	0
Daniel Luskind (94)	56,393	*	30,965	25,428	*
Monarch Capital Group, LLC (95)	6,750	*	6,750	0	0
Joe Wolfe (96)	4,500	*	4,500	0	0
Richard Louise (97)	6,429	*	6,429	0	0
Jon Dangar (98)	3,214	*	3,215	0	0
Scott Bowman (99)	1,929	*	1,929	0	0
Marika Xirouhakis (100)	3,810	*	3,696	114	*

*	Less than 1%

(A)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we can not estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. Unless otherwise noted, the number of shares beneficially owned by each selling stockholder after the offering are currently outstanding shares.

(1)	Of the shares indicated as being beneficially owned by the stockholder, (i) 34,285 shares, and currently exercisable warrants to acquire 17,142 shares, are held in the name of Oppenheimer & Co., Inc., Custodian FBO Lewis J. Warshauer RLVR IRA and (ii) 52,857 shares are owned jointly with his wife. All of the shares indicated as being offered for sale by the stockholder are held by Oppenheimer & Co., Inc., Custodian FBO Lewis J. Warshauer RLVR IRA, and 17,142 of such shares are subject to currently exercisable warrants.

(2)	The shares beneficially owned and offered for sale by the selling stockholder include 4,286 shares subject to currently exercisable warrants.

(3)	The shares beneficially and offered for sale by the selling stockholder include (i) 29,169 shares subject to a currently exercisable warrant to acquire 4.5375 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock, and (ii) 2,740 shares subject to currently exercisable warrants.

(4)	The shares beneficially owned and offered for sale by these selling stockholders include 2,143 shares subject to currently exercisable warrants.

(5)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(6)	The shares beneficially owned prior to this offering and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(7)	The shares beneficially owned and offered for sale by these selling stockholders include 2,143 shares subject to currently exercisable warrants.

(8)	The shares beneficially owned prior to this offering and offered for sale by this selling stockholder include 8,571 shares subject to currently exercisable warrants.

(9)	The shares beneficially owned and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(10)	The shares beneficially owned prior to this offering and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(11)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(12)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(13)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(14)	The shares beneficially owned and offered for sale by this selling stockholder include 21,429 shares subject to currently exercisable warrants.

(15)	The shares beneficially owned and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants. C.P. Shah and Kanta Shah, the general partners of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(16)	The shares beneficially owned prior to this offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(17)	The shares beneficially owned prior to this offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(18)	Shares indicated as being beneficially owned by this stockholder include 20,000 shares owned jointly with Marion J. Baraw. The shares beneficially owned prior to this offering and offered for sale by this selling stockholder include 6,429 shares subject to currently exercisable warrants.

(19)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(20)	The shares beneficially owned and offered for sale by these selling stockholders include 4,286 shares subject to currently exercisable warrants.

(21)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(22)	The shares beneficially owned prior to this offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(23)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants. Glenn E. Murer, the manager of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(24)	The shares beneficially owned prior to the offering and offered for sale by these selling stockholders include 2,143 shares subject to currently exercisable warrants.

(25)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(26)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(27)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(28)	The shares beneficially owned and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(29)	The shares beneficially owned and offered for sale by these selling stockholders include 2,143 shares subject to currently exercisable warrants.

(30)	The shares beneficially owned and offered for sale by this selling stockholder include 1,071 shares subject to currently exercisable warrants. Marc Deutsch and Sheila Deutsch, the president and treasurer, respectively, of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(31)

The shares beneficially owned and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants. W. Cobb Hazelrig, the managing partner of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(32)	The shares beneficially owned and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(33)	The shares beneficially owned and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(34)	The shares beneficially owned and offered for sale by this selling stockholder include 8,571 shares subject to currently exercisable warrants. Frederick G. Wedell and W. Cobb Hazelrig, the general partners of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(35)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(36)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(37)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(38)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants. Vladimir Efros, the managing general partner of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(39)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(40)	The shares beneficially owned and offered for sale by these selling stockholders include 2,143 shares subject to currently exercisable warrants.

(41)	The shares beneficially owned and offered for sale by this selling stockholder include 8,571 shares subject to currently exercisable warrants. Alexander M. Jones, Jr., Margaret J. Finn and Vannoy M. Jones, the managing members of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(42)	The shares beneficially owned and offered for sale by this selling stockholder include 8,571 shares subject to currently exercisable warrants. M. Brantley Marrow and Allen S. Hardin, the managing members of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(43)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(44)	Of the shares beneficially owned prior to the offering and offered for sale by this selling stockholder, (i) 4,286 shares, and 2,143 shares subject to currently exercisable warrants, are held in the name of IRA FBO Frank L. Kramer, Pershing LLC as Custodian for the benefit of the stockholder and (ii) 2,143 shares are subject to currently exercisable warrants.

(45)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(46)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(47)	The shares beneficially owned and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants. Sylvia Potter and Michael Potter, the general partners of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(48)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants. John Meunier and Christy White, the principals of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(49)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(50)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(51)	Of the shares beneficially owned and offered for sale by this selling stockholder, (i) 3,535 shares are subject to a currently exercisable warrant to acquire 0.55 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock and (ii) 8,571 shares are subject to currently exercisable warrants. Nancy Chase, the trustee of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(52)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(53)	The shares beneficially owned and offered for sale by this selling stockholder include 1,071 shares subject to currently exercisable warrants. Dennis Ringer and Albert Cohen, the President and Secretary of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(54)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants. Frank E. Hart, David A. Rapaport, Fred A. Brasch, the general partner, executive vice president and chief financial officer, respectively, of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(55)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 8,571 shares subject to currently exercisable warrants. Evelyn J. Cann, M. Scott Godet, the president and secretary, respectively, of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(56)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 25,714 shares subject to currently exercisable warrants. Derek H. L. Buntain, Evelyn J. Cann and Helene Romaine, the president, vice president and secretary, respectively, of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(57)	The shares beneficially owned and offered for sale by this selling stockholder include 12,857 shares subject to currently exercisable warrants.

(58)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants. Ralf P. Schwarz, the sole officer and director of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(59)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants. Derek H. L. Buntain, Evelyn J. Cann and Helene Romaine, the president, vice president and secretary, respectively, of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(60)	The shares beneficially owned and offered for sale by this selling stockholder include 34,286 shares subject to currently exercisable warrants. Michael Finkelstein, the general partner of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(61)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(62)	The shares beneficially owned and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants.

(63)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(64)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(65)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants. Jeanne S. Eber, the trustee of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(66)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(67)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants. Salvatore Russo, the sole officer and director of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(68)	The shares beneficially owned and offered for sale by this selling stockholder include 1,071 shares subject to currently exercisable warrants. Larry Marcus, the trustee of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(69)	The shares beneficially owned and offered for sale by this selling stockholder include 23,571 shares subject to currently exercisable warrants.

(70)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 23,571 shares subject to currently exercisable warrants. Steven Kessner, the sole officer and director of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(71)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(72)

Of the shares indicated as being beneficially owned prior to the offering and offered for sale by the selling stockholder, (i) 4,286 shares, and 2,143 shares subject to currently exercisable warrants, are held in the name of Gerald Kotkin & Susan Kotkin, JTWROS, and (ii) 8,037 shares are subject to a currently exercisable warrant to acquire 1.25 Units, each of which Units consists of 4,826 shares of common stock and a warrant to acquire

2,143 shares of common stock held in the stockholder’s individual name.

(73)	The shares beneficially owned and offered for sale by this selling stockholder include 8,571 shares subject to currently exercisable warrants.

(74)	The shares beneficially owned and offered for sale by this selling stockholder include 1,071 shares subject to currently exercisable warrants.

(75)	The shares beneficially owned and offered for sale by this selling stockholder include 1,071 shares subject to currently exercisable warrants.

(76)	The shares beneficially owned and offered for sale by this selling stockholder include 6,429 shares subject to currently exercisable warrants.

(77)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 1,071 shares subject to currently exercisable warrants.

(78)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(79)	The shares beneficially owned and offered for sale by this selling stockholder include 1,071 shares subject to currently exercisable warrants. Earnest Mathis, the trustee of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(80)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants. David Hills, the trustee of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(81)	Of the shares beneficially owned by the selling stockholder, (i) 183,119 shares are held in the name of John P. O’Shea individually, of which 4,119 shares are subject to currently exercisable warrants and 54,647 shares are subject to a currently exercisable warrant to acquire 8.5 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock, (ii) 142,810 shares are held in the name of IRA FBO John P. O’Shea, Pershing LLC as Custodian, of which 9,643 shares are subject to a currently exercisable warrant. Of the shares offered for sale by the selling stockholder, (i) 67,003 shares are held in the name of John P. O’Shea individually, of which 4,119 shares are subject to currently exercisable warrants and 54,647 shares are subject to a currently exercisable warrant to acquire 8.5 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock, and (ii) 28,928 shares are held in the name of IRA FBO John P. O’Shea, Pershing LLC as Custodian, of which 9,643 shares are subject to currently exercisable warrants. Of the shares beneficially owned by the selling stockholder after the offering, (i) 116,116 shares are held in the name of John P. O’Shea individually, and (ii) 113,882 shares are held in the name of IRA FBO John P. O’Shea, Pershing LLC as Custodian.

(82)	Of the shares beneficially owned by the selling stockholder prior to the offering (i) 102,146 shares are subject to currently exercisable options and warrants held in the stockholder’s name, and (ii) 7,143 shares are subject to currently exercisable warrants held by Alco Financial Services, LLC. Of the shares offered for sale by the selling stockholder, 2,143 shares are subject to currently exercisable warrants. Of the shares beneficially owned by the selling stockholder after the offering, (i) 100,003 shares are subject to currently exercisable options and warrants held in the stockholder’s name, and (ii) 7,143 shares are subject to currently exercisable warrants held by Alco Financial Services, LLC. Mr. Weisberg is the President and Chief Financial Officer of Alco Financial Services, LLC.

(83)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(84)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(85)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(86)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(87)	The shares beneficially owned prior to the offering and offered for sale by this selling stockholder include 6,429 shares subject to currently exercisable warrants.

(88)	The shares beneficially owned and offered for sale by this selling stockholder include 2,143 shares subject to currently exercisable warrants.

(89)	The shares beneficially owned and offered for sale by this selling stockholder include 6,429 shares subject to currently exercisable warrants. David A. Rapaport and Fred A. Brasch, the president and secretary and chief financial officer and treasurer, respectively, of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder.

(90)	The shares beneficially owned and offered for sale by this selling stockholder include 6,429 shares subject to currently exercisable warrants.

(91)	The shares beneficially owned and offered for sale by this selling stockholder include 42,857 shares subject to currently exercisable warrants. Murray Todd, of Beacon Fund Advisors, Ltd., which is the director of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(92)	The shares beneficially owned and offered for sale by this selling stockholder include 4,286 shares subject to currently exercisable warrants. Ghazwa Yousif, the sole officer and director of the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(93)	The shares beneficially owned and offered for sale by this selling stockholder include 17,142 shares subject to currently exercisable warrants. Thomas E. Sandell, chief executive officer of Sandell Asset Management Corp., which is investment advisor to the selling stockholder, has ultimate voting and investment control over the shares held by the selling stockholder.

(94)	Of the shares beneficially owned prior to the offering and offered for sale by the selling stockholder, (i) 29,172 shares are subject to a currently exercisable warrant to acquire 4.5375 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock, and (ii) 598 shares are subject to a currently exercisable warrant.

(95)	All of the shares beneficially owned and offered by the selling stockholder are subject to a currently exercisable warrant to acquire 1.05 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock. Michael Potter and Anthony Marchese, the chairman and president, respectively, of the selling stockholder, share ultimate voting and investment control over the shares held by the selling stockholder. The selling stockholder is a broker-dealer and, therefore, is considered an underwriter.

(96)	All of the shares beneficially owned and offered by the selling stockholder are subject to a currently exercisable warrant to acquire 0.7 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock.

(97)	All of the shares beneficially owned and offered by the selling stockholder are subject to a currently exercisable warrant to acquire 1 Unit, which Unit consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock.

(98)	All of the shares beneficially owned and offered by the selling stockholder are subject to a currently exercisable warrant to acquire 0.5 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock.

(99)	All of the shares beneficially owned and offered by the selling stockholder are subject to a currently exercisable warrant to acquire 0.3 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock.

(100)	Of the shares beneficially owned prior to the offering and offered by the selling stockholder, 3,696 shares are subject to a currently exercisable warrant to acquire 0.575 Units, each of which Units consists of 4,286 shares of common stock and a warrant to acquire 2,143 shares of common stock.

None of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years, except that:

•	Robert I. Weisberg is a member of our Board of Directors;

•	John P. O’Shea is the President, and Daniel Luskind and Henry S. Krauss are Co-Chairman, of Westminster Securities Corporation, which acted as the placement agent in the private offering in which the shares (and warrants to purchase shares) offered by the selling stockholders were originally sold;

•	Gerald M. Kotkin, Joseph Wolfe, Richard Louise, Jon Dangar, Scott Bowman, Marika Xirouhakis and Samuel M. Chase, Jr. (whose wife is a trustee of the Chase Family Trust) are employees of Westminster Securities Corporation;

•	Monarch Capital Group, LLC acted as a selected dealer on behalf of Westminster Securities Corporation in the private offering in which the shares and warrants to purchase shares offered by the selling stockholders were originally sold; and

•	Thomas Capasse, Steven Kessner and Leonard Pikaard, Jr. are consultants to our subsidiary, Microgy Cogeneration Systems, Inc.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling shareholders as required by the Placement Agent Agreement, dated March 17, 2004, between us and Westminster Securities Corporation, as Placement Agent. Selling shareholders include donees and pledgees selling shares of common stock received from a named selling shareholder after the date of this prospectus. Pursuant to such Placement Agent Agreement, all costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by us. In addition, the selling shareholders may be entitled to indemnification against certain liabilities pursuant to the Placement Agent Agreement. Brokerage commissions and similar selling expenses attributable to the sale of shares of common stock will be borne by the selling shareholders. Sales of shares of common stock may be effected by selling shareholders in one or more types of transactions (which may include block transactions), in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. We have not been advised by the selling shareholders that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor that there is an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling shareholders.

The selling shareholders may effect such transactions by selling shares of common stock directly to purchasers in privately negotiated transactions or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares of common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Such arrangement may necessitate a filing with the NASD pursuant to Notice to Members 88-101. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act of 1933. The Company expects, after reasonable inquiry, that all participating underwriters, dealers and agents will be registered broker-dealers or associated persons of registered broker-dealers.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The selling security holder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holder. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Selling shareholders also may resell all or a portion of the shares of common stock in transactions in reliance upon Rule 144 or Regulation S under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such Rule or Regulation.

Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

•	the name of each such selling shareholder and of the participating broker-dealer(s);

•	the number of shares of common stock involved;

•	the price at which such shares of common stock are being sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did or did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

In addition, upon our being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 21,400,000 shares of common stock and 2,000,000 shares of undesignated preferred stock. As of March 31, 2005, there were approximately 7,505,988 shares of our common stock issued and outstanding that were held of record by 313 persons and beneficially by more than 1,500 persons.

We will not offer preferred stock to our officers or directors unless:

•	the preferred stock is offered to our officers and directors on the same terms as it is offered to other existing shareholders or to new shareholders; or

•	such issuance of preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to independent legal counsel.

Common Stock

Each holder of record of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting in the election of directors is not authorized.

Holders of outstanding shares of common stock are entitled to those dividends declared by our board of directors out of legally available funds, and, in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive ratably our net assets available to the stockholders. Holders of outstanding shares of common stock have no preemptive, conversion or redemption rights. All of the issued and outstanding shares of common stock are, and all unissued common stock, when offered and sold will be, duly authorized, validly issued, fully paid and nonassessable. To the extent that additional common stock of ours may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Transfer Agent And Registrar

American Stock Transfer and Trust Company serves as the transfer agent and registrar for our common stock.

Indemnification

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Environmental Power Corporation has included such a provision in its Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Section 145 of the Delaware General Corporation Law permits us to indemnify, under certain circumstances, any person acting on our behalf who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative for expenses related to such proceeding if the person acted in good faith and in a manner the person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Our bylaws substantively provide that we will indemnify such persons to the fullest extent allowed by the Delaware General Corporation Law.

In addition, our certificate of incorporation limits the liability our of directors for monetary damages for breach of their fiduciary duty as a director other than for intentional misconduct, fraud or a knowing payment of a dividend in violation of Delaware law. Such provision limits recourse for money damages that might otherwise be available to us or our shareholders for negligence by directors acting on our behalf. Although these provisions would not prohibit injunctive or similar actions against these individuals, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities that may exist under federal securities laws. We have also purchased directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

We have entered into an indemnification agreement with Joseph E. Cresci and Donald A. Livingston whereby we agree to indemnify these individuals against any loss, liability, cost or other expense that they incur in relation to certain of their activities related to them acting as either fiduciaries or agents of all of our employee welfare benefit plans, employee pension benefit plans and benefit plans.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Pierce Atwood LLP, Portsmouth, New Hampshire.

EXPERTS

The financial statements as of December 31, 2004 and for the year ended December 31, 2004 and the related financial statement schedule incorporated by reference herein from our Annual Report have been audited by Vitale, Caturano & Company, Ltd. an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and has been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements as of December 31, 2003 and 2002 and for each of the two years in the period ended December 31, 2003 and the related financial statement schedule incorporated by reference herein from our Annual Report have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and has been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the shares of common stock covered hereby.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC on March 31, 2005 (SEC File No. 001-32393);

•	Our Current Report on Form 8-K dated April 1, 2005, as filed with the SEC on April 4, 2005 (SEC File No. 001-32393);

•	Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, as filed with the SEC on April 29, 2005 (SEC File No. 001-32393); and

•	The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on December 21, 2004 (SEC File No. 001-32393).

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

You may request a free copy of any of the documents incorporated by reference into this prospectus by writing or telephoning us at the following address:

Environmental Power Corporation One Cate Street, 4th Floor Portsmouth, New Hampshire 03801 Attention: Chief Financial Officer Telephone: (603) 431-1780

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee - Securities and Exchange Commission	$1,482
Legal fees and expenses	$50,000	*
Accounting fees and expenses	$50,000	*
Transfer agent fees	$10,000	*
Printing, freight and engraving	$10,000	*
Miscellaneous expenses	$10,000	*

Total Expenses	$131,482	*

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Environmental Power Corporation has included such a provision in its Certificate of Incorporation.

Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Section 145 of the Delaware General Corporation Law permits us to indemnify, under certain circumstances, any person acting on our behalf who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative for expenses related to such proceeding if the person acted in good faith and in a manner the person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Our bylaws substantively provide that we will indemnify such persons to the fullest extent allowed by the Delaware General Corporation Law.

In addition, our certificate of incorporation limits the liability our of directors for monetary damages for breach of their fiduciary duty as a director other than for intentional misconduct, fraud or a knowing payment of a dividend in violation of Delaware law. Such provision limits recourse for money damages that might otherwise be available to us or our shareholders for negligence by directors acting on our behalf. Although these provisions would not prohibit injunctive or similar actions against these individuals, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities that may exist under federal securities laws. We have also purchased directors’ and officers’ liability insurance which would indemnify its directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

We have entered into an indemnification agreement with Joseph E. Cresci and Donald A. Livingston whereby we agree to indemnify these individuals against any loss, liability, cost or other expense that they incur in relation to certain of their activities related to them acting as either fiduciaries or agents of all of our employee welfare benefit plans, employee pension benefit plans and benefit plans.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.	Exhibits

EXHIBIT NUMBER	DESCRIPTION

3.1	Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K dated November 30, 2004)

3.2	Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K/A dated June 2, 2003, as filed on June 10, 2003)

4.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4.2	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.11 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

5.1	Opinion of Pierce Atwood LLP*

23.1	Consent of Vitale, Caturano & Company, Ltd.

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Pierce Atwood LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature pages to the Registration Statement as originally filed)*

*	Previously filed

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to its Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 29, 2005.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Kamlesh Tejwani
Kamlesh Tejwani
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 on Form S-3 to the Registrant’s Registration Statement on Form S-2 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kamlesh Tejwani Kamlesh Tejwani	President, Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2005

/s/ R. Jeffrey Macartney R. Jeffrey Macartney	Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2005

* Joseph E. Cresci	Chairman and Director	April 29, 2005

* John R. Cooper	Director	April 29, 2005

* Jessie K. Knight, Jr.	Director	April 29, 2005

* Donald A. Livingston	Executive Vice President and Director	April 29, 2005

* August Schumacher, Jr.	Director	April 29, 2005

Robert I. Weisberg	Director

*By:	/s/ R. Jeffrey Macartney	Attorney-in-Fact
R. Jeffrey Macartney

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

3.1	Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.01 to the Registrant’s Current Report on Form 8-K dated November 30, 2004)

3.2	Restated Bylaws of the Registrant (Incorporated by reference to Exhibit 3.02 to the Registrant’s Current Report on Form 8-K/A dated June 2, 2003, as filed on June 10, 2003)

4.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.10 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

4.2	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.11 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004)

5.1	Opinion of Pierce Atwood LLP*

23.1	Consent of Vitale, Caturano & Company, Ltd.

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Pierce Atwood LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature pages to the Registration Statement as originally filed)*

*	Previously filed